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                                                            OMB APPROVAL
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--------                                            OMB Number:  3235-0104
 FORM 3                                             Expires: September 30, 1998
--------                                            Estimated average burden
                                                    hours per response .... 0.5
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
             Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer Name and Ticker or        6. If Amendment, Date
                                              Statement                     Trading Symbol                      of Original
       Parke        Kevin      W.             (Month/Day/Year)                  broadcast.com inc. (BCST)       (Month/Day/Year)
----------------------------------------                                 ------------------------------------
     (Last)     (First)     (Middle)                6-12-98              5. Relationship of Reporting        -----------------------
   c/o 2914 Taylor Street                  ----------------------------      Person(s) to Issuer             7. Individual or Joint/
----------------------------------------   3. IRS or Social Security       (Check all applicable)               Group Filing (Check
             (Street)                         Number of Reporting              Director       10% Owner         Applicable Line)
                                              Person (Voluntary)         -----           -----                      Form filed by
       Dallas      Texas     75226                                         X   Officer        Other (specify     X  One Reporting
--------------------------------------                                   -----           -----      below)      --- Person
      (City)      (State)      (Zip)       ----------------------------  (give title below)                         Form filed by
                                                                           Vice President - Operations          --- More than One
                                                                         ------------------------------             Reporting Person
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                                                            TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
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No securities owned
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                   SEC 1473 (7-96)




FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount of                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares

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Employee Stock Option
(right to buy)                   (1)       5-15-06        Common Stock        4,500       $2.69          D
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Employee Stock Option
(right to buy)                   (2)       2-1-07         Common Stock       21,000       $6.80          D
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Employee Stock Option
(right to buy)                   (3)       8-19-07        Common Stock       25,000       $6.80          D
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Employee Stock Option
(right to buy)                   (4)       4-1-08         Common Stock        5,000       $9.42          D
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Explanation of Responses:
(1) The option vests in five equal annual installments beginning on May 15, 1997.
(2) The option vests in five equal annual installments beginning on February 2, 1998.
(3) The option vests in five equal annual installments beginning on August 19, 1998.
(4) The option vests in five equal annual installments beginning on April 1, 1999.


                                                                                     /s/ KEVIN W. PARKE                   6/12/98
**Intentional misstatements or omissions of facts constitute Federal Criminal        -------------------------------   -------------
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                             **Signature of Reporting Person        Date

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.



Potential persons who are to respond to the collection of information contained                                               Page 2
in this form are not required to respond unless the form displays a currently                                        SEC 1473 (7-96)
valid OMB Number.